Exhibit 10.12

[EXECUTION VERSION]

NOMINATION AND VOTING AGREEMENT

NOMINATION AND VOTING AGREEMENT

THIS NOMINATION AND VOTING AGREEMENT (this “Agreement”), dated as of October 11, 2017, is made by and among ACM Research, Inc., a Delaware corporation (the “Company”), Xinxin (Hongkong) Capital Co., Limited (the “Holder”), and the several individuals and entities named on SCHEDULE I (the “Voting Holders”). Certain capitalized terms used herein are defined in Section 1.

RECITALS

A. The Investors propose to purchase the Shares pursuant to the Purchase Agreement.

B. In connection with the Purchase Agreement and the Holder’s acquisition of the Shares, the Holder desires to have the right, commencing as of the Closing, to identify a Designee for nomination and election to the Board at any Stockholder Meeting.

C. The Board has deemed it to be in the best interests of the Company and its stockholders to (i) elect the Designee to the Board effective upon the Closing and (ii) include the Designee in its slate of nominees for election as a director of the Company at each Stockholder Meeting thereafter during the term of this Agreement.

D. In consideration of the transactions contemplated by the Purchase Agreement, each of the Voting Holders desires to vote such Voting Holder’s Voting Shares in favor of the election of the Designee at each such Stockholder Meeting, on the terms and conditions contained herein.

In consideration of and reliance upon the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Board” means the board of directors of the Company.

(c) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the Federal Reserve Bank of San Francisco is closed.

(d) “Closing” has the meaning set forth in the Purchase Agreement.

(e) “Designee” means an individual designated by the Holder for purposes of this Agreement.

(f) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(g) “Expiration Date” means the first date on which the Holder and its Affiliates collectively hold fewer than 625,000 of the Shares.

(h) “Holder Observer” has the meaning set forth in Section 4(c).

(i) “Investors” means the Holder and the other “Purchasers” named in the Purchase Agreement.

(j) “Purchase Agreement” means the Stock Purchase Agreement being entered into as of the date hereof among the Company and the Investors.

(k) “Shares” means the shares of the Company’s Class A Common Stock to be sold to the Investors at the Closing pursuant to the Purchase Agreement.

(l) “Stockholder Meeting” means any annual or special meeting of the Company’s stockholders at which directors of the Company are to be elected and that is held after the date of the Closing and before the Expiration Date.

(m) “Voting Shares” means, with respect to a Voting Holder, all shares of capital stock of the Company for which such Voting Holder either is the holder of record or otherwise has the power to direct the voting.

2. Designation Right.

(a) Prior to the Closing, the Board shall vote unanimously to elect to the Board, effective upon the Closing,                     , as the initial Designee. The Company confirms its understanding that the election of [Mr.][Ms.]              to the Board effective upon the Closing is a condition precedent to the Holder’s obligation to purchase the Shares at the Closing.

(b) Following the Closing and continuing until the Expiration Date, the Holder shall have the right, but not the obligation, to designate one person for nomination and election to the Board on the terms and conditions contained herein.

3. Nomination. Subject to Section 2(b):

(a) The Company shall use commercially reasonable efforts to include the Designee in its slate of nominees for election as a director of the Company at each Stockholder Meeting.

(b) As a condition of the Designee’s election to the Board effective upon the Closing and any subsequent nomination for election of the Designee to the Board at a Stockholder Meeting, the Holder shall provide to the Company information required, together with any information reasonably determined by the Company (based upon the advice of its U.S. securities counsel and consistent with requests made by the Company of other similarly situated directors) to be appropriate, (i) for disclosure for directors, candidates for directors, and Affiliates of directors or director candidates in a proxy statement or any other filing by the Company under applicable law or stock exchange rules or listing standards, (ii) in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, or (iii) in connection with the nomination and election of the Designee at a Stockholder Meeting.

(c) In the event of a vacancy on the Board created by the resignation, removal or death of a Designee, the Holder may identify a replacement Designee, in which case:

(i)

if at such time (A) the Voting Shares of the Voting Holders, together with the Shares held by the Holder, represent a majority of the voting power needed to elect directors and (B) the certificate of incorporation of the Company, as then amended or restated, does not prohibit stockholders of the Company from acting by written consent in lieu of a meeting, then, within ten Business Days after receiving a written request from the Holder, the Voting Holders and the Holder shall deliver a written consent of stockholders electing the replacement Designee as a member of the Board; or

(ii)	if the Voting Holders and the Holder are unable, or otherwise fail for any reason, to deliver a written consent of stockholders in accordance with the preceding clause (i), then, upon receipt of a written request from the Holder, the Chairman of the Board shall, to the extent not precluded by applicable fiduciary duties or other legal requirements, either (A) include in the agenda for the next scheduled meeting of the Board the consideration of the replacement Designee for election as a member of the Board or (B) if the next meeting of the Board is not scheduled for a date within twenty Business Days after the Chairman of the Board receives such written request from the Holder, then the Chairman of the Board shall provide to members of the Board for their consideration a form of unanimous written consent of directors setting forth a resolution for the election of the replacement Designee as a member of the Board.

Notwithstanding the foregoing, if such vacancy is created between the date on which a proxy statement is mailed with respect to a Stockholder Meeting and the date on which such Stockholder Meeting is held, then, in lieu of the foregoing, the Company shall use commercially reasonable efforts to include the replacement Designee in its slate of nominees for election as a director of the Company at such Stockholder Meeting, including, subject to receipt of required consents and approvals of the Board and to the Holder’s provision of the information described in Section 3(b), to amend such proxy statement as necessary to include the replacement Designee as a director nominee.

4. Voting Agreement. Subject to Section 2:

(a) Each Voting Holder shall appear in person or by proxy at each Stockholder Meeting, shall vote (or cause to be voted) all of such Voting Holder’s Voting Shares in favor of the election of the Designee to the Board at each Stockholder Meeting at which the Designee is a Board nominee, and shall not vote in favor of the removal of the Designee except at the Holder’s request.

(b) Solely in the event of a failure by a Voting Holder to act in accordance with Section 4(a) within ten Business Days (as defined in Section 10(d)) of such Voting Holder’s receipt of a written request by the Company or any other party for his consent or signature in connection with the election of the Designee at a Stockholder Meeting, such Voting Holder hereby irrevocably grants to and appoints the Holder (and any Affiliate thereof) as such Voting Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Voting Holder, to (i) represent such Voting Holder’s Voting Shares at such Stockholder Meeting for quorum purposes and (ii) vote the Voting Shares at such Stockholder Meeting in accordance with Section 4(a) until, subject to applicable law, the Expiration Date, to the same extent and with the same effect as such Voting Holder could do under applicable law. Each Voting Holder intends that the proxy granted by such Voting Holder pursuant to this Section 4(b) be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by such Voting Holder with respect to such Voting Holder’s Voting Shares. Each Voting Holder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, each Voting Holder’s proxy pursuant to this Section 4(b) shall automatically be revoked on the Expiration Date. The Holder may terminate this proxy with respect to any Voting Holder at any time at its sole election by written notice provided to such Voting Holder.

(c) Notwithstanding any other provision in this Agreement to the contrary, at any time the Designee is not serving as a member of the Board, the Holder shall have the right to designate one individual (the “Holder Observer”) who will be permitted to (i) attend and observe, but not otherwise participate in, all meetings of the Board and (ii) receive (on a concurrent basis) all notices and other information provided by the Company to directors in their capacity as directors, except that (A) as a condition to allowing the Holder Observer to attend meetings of the Board or to receive any information, the Company may require that the Holder Observer execute a confidentiality agreement, reasonably satisfactory in form and substance to the Company, with respect to the information to be provided, or the matters to be discussed, at any meeting of the Board and (B) the Company may exclude the Holder Observer from any meeting of the Board, or any portion thereof, or deny access to any information or portion thereof provided to directors, if the Company reasonably determines that the Holder Observer’s participation in such meeting, or access to such applicable information, could (1) result in a waiver of the attorney-client privilege (based on the advice of Company counsel) with respect to any matters to be discussed or any matters included in the information to be distributed, (2) cause the Company to violate obligations with respect to confidential or proprietary information of third parties, provided that the Holder Observer shall not be so excluded from any such meeting, or denied access to any such information, unless the Company also excludes all other persons whose participation in such meeting, or receipt of such information, could result in a violation of such third-party obligations, or (3) pose an actual or potential conflict of interest for the Holder, any of its Affiliates or the Holder Observer.

5. Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:

(a) The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due execution and delivery by the other parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6. Representations and Warranties of the Holder. The Holder represents and warrants to the Company and each of the Voting Holders as follows:

(a) The Holder has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Holder and, assuming due execution and delivery by the other parties, constitutes a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms.

7. Representations and Warranties of the Voting Holders. Each of the Voting Holders severally, but not jointly, represents and warrants to the Holder as follows:

(a) If such Voting Holder is an entity, it (i) has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to perform its obligations hereunder and (ii) has duly and validly authorized the execution and delivery of this Agreement.

(b) This Agreement has been duly and validly executed and delivered by such Voting Holder and, assuming due execution and delivery by the other parties, constitutes a valid and binding obligation of such Voting Holder, enforceable against such Voting Holder in accordance with its terms.

8. Indemnification Agreement.                     , as the initial Designee, shall be offered the opportunity to enter into, effective as of the Closing, an indemnification agreement with the Company in the form of Exhibit A. The Company confirms that the indemnification agreement attached as Exhibit A is consistent in all material respects with the form previously approved by the Board and the stockholders of the Company for execution with, and delivery to, members of the Board from time to time.

9. Termination. This Agreement shall automatically terminate without further action by any of the parties hereto as of the Expiration Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement, provided that (i) nothing set forth in this Section 9 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof and (ii) the provisions of this Section 9 and Section 10 shall survive any termination of this Agreement.

10. Miscellaneous.

(a) Governing Law; Forum and Remedies. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of first, the Court of Chancery in the State of Delaware (and any appellate court thereof) and to the extent such Court of Chancery (or appellate court thereof) lacks jurisdiction over the matter, the Federal courts of the United States of America located in the State of Delaware (or appellate court thereof located within such county) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(d), shall be valid and sufficient service thereof. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in accordance with this Section 10(a).

(b) Amendments; No Waiver. This Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein.

(d) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) if sent by electronic mail, then (A) when sent, if sent between 9 a.m. and 5 p.m., Pacific time, on a Business Day or (B) as of 9 a.m. Pacific time on the next Business Day, if sent at any other time, (iii) if sent by U.S. registered or certified mail, return receipt requested, postage prepaid, the earlier of actual receipt and the fifth Business Day after having been deposited with the U.S. Postal Service, or (iv) if sent via an internationally recognized overnight courier, freight prepaid, specifying next or two Business Day delivery, with written verification of receipt, two Business Days after deposit with such courier. All communications shall be sent to the Company or the Holder at their respective addresses set forth below or to any Voting Holder at such Voting Holder’s address as set forth on Schedule I or to such other street or email address as subsequently modified by written notice given in accordance with this Section 10(d).

If to the Company:

ACM Research, Inc.

42307 Osgood Road, Suite I

Fremont, California 94539

Attention:   David H. Wang

Email:         dwang@acmrcsh.com

With a copy to (which shall not constitute notice)

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2950

Attention:   Mark L. Johnson

Email:         mark.johnson@klgates.com

If to the Holder:

Xinxin (Hongkong) Capital Co., Limited

3rd Floor North, No. 7 Financial Street

Xicheng District, Beijing 100033, P. R. China

Attention: Qian Zhao

Email:       zhaoqian@ic-capital.com

(e) Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Successors and Assigns. This Agreement and the rights hereunder shall not be assignable or assigned, directly or indirectly, by operation of law or otherwise, by any of the parties to this Agreement.

(h) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(i) Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(j) Interpretation and Construction. For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)	any references herein to a Section or Exhibit refer to a Section of, or Exhibit attached to, this Agreement, unless specified otherwise;

(iii)	the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(iv)	the words “include,” “includes” and “including” as used herein shall not be construed so as to exclude any other thing not referred to or described;

(v)	the word “or” is not exclusive;

(vi)	the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined;

(vii)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(viii)	unless the context otherwise requires, (i) references herein to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(ix)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first written above.

ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang
Chief Executive Officer and President

XINXIN (HONGKONG) CAPITAL CO., LIMITED

By:	/s/ Xinxin (Hongkong) Capital Co., Limited
Name:
Title:

VOTING HOLDERS:

DAVID H. WANG

/s/ David H. Wang

JING CHEN

/s/ Jing Chen

BRIAN WANG

/s/ Brian Wang

SOPHIA WANG

/s/ Sophia Wang

HAIPING DUN

/s/ Haiping Dun

SIGNATURE PAGE—NOMINATION AND VOTING AGREEMENT

EXHIBIT A

Form of Indemnification Agreement

SCHEDULE I

VOTING HOLDERS

Name and Address
David H. Wang

Jing Chen

Brian Wang

Sophia Wang

Haiping Dun